Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
 Third Quarter Fiscal 2019 Financial Results
~ Company Reaffirms Full-Year Guidance ~

HARRISBURG, PA – December 10, 2019 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) today reported financial results for the third quarter ended November 2, 2019 and reaffirmed sales and earnings guidance for the full-year fiscal 2019.

Third Quarter Summary:

•	Total net sales increased 15.3% to $327.0 million.

•	Comparable store sales decreased 1.4% compared to a 4.6% increase in the prior year.

•	The Company opened 13 stores during the quarter, ending the period with a total of 345 stores in 25 states, a 16.2% year-over-year increase in store count.

•	Operating income increased 22.0% to $35.7 million.

•	Net income increased 8.6% to $27.0 million and net income per diluted share increased 7.9% to $0.41.

•	Adjusted net income(1) increased 28.3% to $26.8 million and adjusted net income per diluted share(1) increased 28.1% to $0.41.

•	Adjusted EBITDA increased 22.5% to $42.6 million.

•	The Company repurchased $40.0 million of its common stock in the third quarter of fiscal 2019.

John Swygert, President and Chief Executive Officer, commented, “Our profound sadness at the unexpected passing of our founder and friend, Mark Butler, eclipses the results we posted in the third quarter.  As we pay tribute to the visionary businessman and special person that was Mark, we remain committed to the foundation upon which he built Ollie’s:  offering great brands at great values, or as Mark called it, ‘Good Stuff Cheap.’  We were pleased to deliver strong results during the third quarter, having addressed the challenges we faced in the prior quarter.”

“Undoubtedly, Mark was a driving force in building Ollie’s, creating an exceptional business model and developing a strong and highly competent leadership team.  It is the strength of Mark’s legacy together with that team that give us confidence in our ability to continue to drive long-term profitable growth and shareholder value into the future,” concluded Mr. Swygert.

(1)
As used throughout this release, adjusted operating income, adjusted net income, adjusted net income per diluted share, EBITDA and adjusted EBITDA are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile GAAP to these non-GAAP measures.

Third Quarter Results

Net sales totaled $327.0 million in the third quarter of fiscal 2019, an increase of 15.3% compared with net sales of $283.6 million in the third quarter of fiscal 2018.  The increase was largely driven by strong new store performance from the 42 stores opened in fiscal 2019, including 14 former Toys R Us locations.  Comparable store sales decreased 1.4%, following a 4.6% increase in the same period last year.

Gross profit increased 15.5% to $133.3 million in the third quarter of fiscal 2019 compared with $115.4 million in the third quarter of fiscal 2018.  Gross margin increased 10 basis points to 40.8% in the third quarter of fiscal 2019 from 40.7% in the third quarter of fiscal 2018.  The increase in gross margin was driven by an increase in merchandise margin, partially offset by higher supply chain costs as a percentage of net sales.

Selling, general and administrative expenses increased to $90.5 million in the third quarter of fiscal 2019 compared with $78.4 million in the third quarter of fiscal 2018, driven by an increased number of stores.  As a percentage of net sales, selling, general and administrative expenses were consistent at 27.7% in both periods.

Pre-opening expenses related to new stores decreased to $3.3 million in the third quarter of fiscal 2019 from $4.8 million in the third quarter of fiscal 2018 due to the comparative timing and number of new store openings.  As a percentage of net sales, pre-opening expenses decreased 70 basis points to 1.0% in the third quarter of fiscal 2019 from 1.7% in the third quarter of fiscal 2018.

Operating income increased 22.0% to $35.7 million in the third quarter of fiscal 2019 from $29.3 million in the third quarter of fiscal 2018.  Operating margin increased 60 basis points to 10.9% in the third quarter of fiscal 2019 from 10.3% in the third quarter of fiscal 2018 primarily as a result of the increase in gross margin and the reduction of pre-opening expenses as a percentage of net sales, partially offset by deleveraging of depreciation and amortization expenses.

Net income increased 8.6% to $27.0 million, or $0.41 per diluted share, in the third quarter of fiscal 2019 compared with net income of $24.8 million, or $0.38 per diluted share, in the third quarter of fiscal 2018.  Diluted earnings per share in the third quarter of fiscal 2018 included a benefit of $0.06 due to excess tax benefits related to stock-based compensation.  Adjusted net income(1), which excludes these benefits, increased 28.3% to $26.8 million, or $0.41 per diluted share, in the third quarter of fiscal 2019 from $20.9 million, or $0.32 per diluted share, in the third quarter of fiscal 2018.

Adjusted EBITDA(1) increased 22.5% to $42.6 million, or 13.0% of net sales, in the third quarter of fiscal 2019 compared with $34.7 million, or 12.2% of  net sales, in the third quarter of fiscal 2018.  Adjusted EBITDA in the comparable periods excludes non-cash stock-based compensation expense.

Balance Sheet and Cash Flow Highlights

The Company's cash balance as of the end of the third quarter of fiscal 2019 increased to $10.1 million from $0.7 million as of the end of the third quarter of fiscal 2018.  The Company had no borrowings outstanding under its $100 million revolving credit facility and $96.2 million of availability under the facility as of the end of the third quarter of fiscal 2019. The Company ended the period with total borrowings, consisting solely of finance lease obligations, of $0.8 million compared with total borrowings of $19.3 million as of the end of the third quarter of fiscal 2018.

Inventory as of the end of the third quarter of fiscal 2019 increased 15.9% to $385.3 million compared with $332.3 million as of the end of the third quarter of fiscal 2018, primarily due to new store growth and timing of deal flow.

Capital expenditures in the third quarter of fiscal 2019 totaled $24.2 million compared with $52.5 million in the third quarter of fiscal 2018.  The decrease primarily reflects the Company’s approximate $42 million purchase of 12 former Toys R Us store sites in the third quarter of fiscal 2018, partially offset by current year investments in its third distribution center.

During the third quarter of fiscal 2019, the Company invested $40.0 million of cash to repurchase approximately 689,000 shares of its common stock.  As of the end of the third quarter, the Company had $60.0 million of remaining capacity under its current share repurchase program.

Fiscal 2019 Outlook

The Company is reaffirming its full-year guidance, as follows:

•	total net sales of $1.419 billion to $1.430 billion;

•	a comparable store sales decrease in a range of 0.5% to 1.5%;

•	a gross margin rate of 39.5%;

•	operating income of $174 million to $178 million;

•
adjusted net income(2) of $130 million to $133 million and adjusted net income per diluted share(2) of $1.95 to $2.00, both of which exclude excess tax benefits related to stock-based compensation and an after-tax gain from an insurance settlement; and

•	capital expenditures of $75 million to $80 million.

(2)
The guidance ranges as provided for adjusted net income and adjusted net income per diluted share exclude the gain related to an insurance settlement and excess tax benefits related to stock-based compensation incurred and reported for the 39-weeks ended November 2, 2019.  The Company cannot predict future estimates of this nature without unreasonable effort and therefore excludes any such estimates from its guidance ranges for its fiscal 2019 outlook.

Conference Call Information

A conference call to discuss third quarter fiscal 2019 financial results is scheduled for today, December 10, 2019, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 219-7052 or (574) 990-1029 and using conference ID #9986568.  Interested parties can also listen to a live webcast or replay of the conference call by logging on to the investor relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 345 stores in 25 states throughout the Eastern half of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2019 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; our failure to hire and retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop and open, the loss of, or disruption or interruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with the timely and effective deployment, protection, and defense of computer networks and other electronic systems, including e-mail; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, potential increases in tariffs on imported goods; changes in government regulations, procedures and requirements; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income

(In thousands, except for per share amounts)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Condensed consolidated statements of income data:
Net sales	$327,049	$283,606	$985,768	$847,443
Cost of sales	193,767	168,184	595,719	506,521
Gross profit	133,282	115,422	390,049	340,922
Selling, general and administrative expenses	90,481	78,440	261,163	223,794
Depreciation and amortization expenses	3,766	2,914	10,687	8,531
Pre-opening expenses	3,302	4,779	10,931	8,460
Operating income	35,733	29,289	107,268	100,137
Interest (income) expense, net	(142)	372	(659)	1,188
Loss on extinguishment of debt	-	-	-	100
Income before income taxes	35,875	28,917	107,927	98,849
Income tax expense	8,919	4,100	17,084	13,730
Net income	$26,956	$24,817	$90,843	$85,119
Earnings per common share:
Basic	$0.43	$0.40	$1.44	$1.36
Diluted	$0.41	$0.38	$1.38	$1.29
Weighted average common shares outstanding:
Basic	63,173	62,747	63,292	62,452
Diluted	65,672	66,095	66,049	65,861

Percentage of net sales (1):
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	59.2	59.3	60.4	59.8
Gross profit	40.8	40.7	39.6	40.2
Selling, general and administrative expenses	27.7	27.7	26.5	26.4
Depreciation and amortization expenses	1.2	1.0	1.1	1.0
Pre-opening expenses	1.0	1.7	1.1	1.0
Operating income	10.9	10.3	10.9	11.8
Interest (income) expense, net	-	0.1	(0.1)	0.1
Loss on extinguishment of debt	-	-	-	-
Income before income taxes	11.0	10.2	10.9	11.7
Income tax expense	2.7	1.4	1.7	1.6
Net income	8.2%	8.8%	9.2%	10.0%

(1)  Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

Assets	November 2, 2019	November 3, 2018
Current assets:
Cash and cash equivalents	$10,101	$736
Inventories	385,296	332,325
Accounts receivable	977	2,401
Prepaid expenses and other assets	5,094	9,063
Total current assets	401,468	344,525
Property and equipment, net	120,343	107,766
Operating lease right-of-use assets(1)	330,740	-
Goodwill	444,850	444,850
Trade name and other intangible assets, net	230,559	232,388
Other assets	2,514	1,923
Total assets	$1,530,474	$1,131,452
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$257	$10,186
Accounts payable	77,818	101,281
Income taxes payable	1,171	-
Current portion of operating lease liabilities(1)	50,599	-
Accrued expenses and other	57,756	58,047
Total current liabilities	187,601	169,514
Revolving credit facility	-	-
Long-term debt	496	9,042
Deferred income taxes	55,844	56,551
Long-term operating lease liabilities(1)	279,587	-
Other long-term liabilities	7	7,535
Total liabilities	523,535	242,642
Stockholders’ equity:
Common stock	64	63
Additional paid-in capital	613,691	596,286
Retained earnings	433,284	292,547
Treasury - common stock	(40,100)	(86)
Total stockholders’ equity	1,006,939	888,810
Total liabilities and stockholders’ equity	$1,530,474	$1,131,452

(1)
In the first quarter of fiscal 2019, the Company adopted ASU 2016-02, which pertains to accounting for leases.  Under the new standard, lessees are required to recognize right-of-use assets and lease liabilities on the balance sheet for all leases.  The Company adopted this standard using a modified retrospective transition method and elected the option to not restate comparative periods.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net cash provided by (used in) operating activities	$(4,367)	$24,381	$14,272	$46,910
Net cash used in investing activities	(24,143)	(52,452)	(21,801)	(62,650)
Net cash used in financing activities	(39,862)	(608)	(34,311)	(22,758)
Net decrease in cash and cash equivalents	(68,372)	(28,679)	(41,840)	(38,498)
Cash and cash equivalents at beginning of period	78,473	29,415	51,941	39,234
Cash and cash equivalents at end of period	$10,101	$736	$10,101	$736

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP.  We have included the non-GAAP measures of adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: operating income to adjusted operating income, net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted operating income excludes a gain associated with an insurance settlement. Adjusted net income and adjusted net income per diluted share exclude excess tax benefits related to stock-based compensation, the after-tax gain associated with the insurance settlement and the after-tax loss on extinguishment of debt, all of which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest expense, loss on extinguishment of debt, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for the non-cash items of stock-based compensation expense and certain purchase accounting items as well as the aforementioned gain from an insurance settlement.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to adjusted operating income

	Thirteen weeks ended		Thirty-nine weeks ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Operating income	$35,733	$29,289	$107,268	$100,137
Gain from insurance settlement	-	-	(565)	-
Adjusted operating income	$35,733	$29,289	$106,703	$100,137

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (In thousands except for per share amounts)

 (Unaudited)

 Reconciliation of GAAP net income to adjusted net income

	Thirteen weeks ended		Thirty-nine weeks ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net income	$26,956	$24,817	$90,843	$85,119
Gain from insurance settlement	-	-	(565)	-
Loss on extinguishment of debt	-	-	-	100
Adjustment to provision for income taxes(1)	-	-	144	(25)
Excess tax benefits related to stock-based compensation(2)	(155)	(3,924)	(9,968)	(11,652)
Adjusted net income	$26,801	$20,893	$80,454	$73,542

(1)
The effective tax rate used for the adjustment to the provision for income taxes was the normalized effective tax rate in the quarter in which the related costs (gain from an insurance settlement and loss on extinguishment of debt) were incurred.

(2)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	Thirteen weeks ended		Thirty-nine weeks ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net income per diluted share	$0.41	$0.38	$1.38	$1.29
Adjustments as noted above, per dilutive share:
Gain from insurance settlement, net of taxes	-	-	(0.01)	-
Loss on extinguishment of debt, net of taxes	-	-	-	-
Excess tax benefits related to stock-based compensation	-	(0.06)	(0.15)	(0.18)
Adjusted net income per diluted share (1)	$0.41	$0.32	$1.22	$1.12

Diluted weighted-average common shares outstanding	65,672	66,095	66,049	65,861

(1) Totals may not foot due to rounding

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (Dollars in thousands)

 (Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	Thirteen weeks ended		Thirty-nine weeks ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net income	$26,956	$24,817	$90,843	$85,119
Interest (income) expense, net	(142)	372	(659)	1,188
Loss on extinguishment of debt	-	-	-	100
Depreciation and amortization expenses	4,592	3,568	13,128	10,458
Income tax expense	8,919	4,100	17,084	13,730
EBITDA	40,325	32,857	120,396	110,595
Gain from insurance settlement	-	-	(565)	-
Non-cash stock-based compensation expense	2,230	1,882	6,855	5,392
Non-cash purchase accounting items	-	-	-	(1)
Adjusted EBITDA	$42,555	$34,739	$126,686	$115,986

Key Statistics

	Thirteen weeks ended		Thirty-nine weeks ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018

Number of stores open at beginning of period	332	282	303	268
Number of new stores	13	17	42	31
Number of closed stores	-	(2)	-	(2)
Number of stores open at end of period	345	297	345	297

Average net sales per store (1)	$964	$984	$3,014	$3,027
Comparable stores sales change	(1.4)%	4.6%	(0.8)%	3.6%
Comparable store count – end of period	278	248	278	248

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.